EXHIBIT 99.1
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NEWS RELEASE

BearingPoint, Inc. Completes $220 Million Private Placement

McLean, VA, November 26, 2002—BearingPoint, Inc., (NYSE:BE), one of the world’s largest business consulting and systems integration companies, announced today that it has completed the private placement of $220 million in aggregate principal amount of Senior Notes. The offering consisted of $29 million of 5.95% Series A Senior Notes due 2005, $46 million of 6.43% Series B Senior Notes due 2006 and $145 million of 6.71% Series C Senior Notes due 2007. BearingPoint will use the proceeds from the sale of the Senior Notes to completely repay the $220 million bridge loan, which was put in place in August 2002 to complete the funding of certain acquisitions.

The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements under the Securities Act.

About BearingPoint, Inc.

BearingPoint (NYSE:BE), formerly KPMG Consulting, Inc., is one of the world’s largest business consulting and systems integration firms dedicated to aligning business and systems to empower Global 2000 companies and government organizations. Providing business and technology strategy, systems design and architecture, applications implementation, network infrastructure and managed services, BearingPoint’s 17,000 employees worldwide help clients deploy business systems to access information on a timely basis, empowering them to create value in their enterprises. BearingPoint’s corporate headquarters is in McLean, Virginia. For more information, visit the Company’s website at http://www.BearingPoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships and the actions of our competitors. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the year ended September 30, 2002.

Business and Systems Aligned. Business Empowered.™

NEWS RELEASE
For Media:
John Schneidawind
BearingPoint, Inc.
(703) 747-5853
jschneidawind@bearingpoint.net

For Investors:
Deborah Mandeville
BearingPoint, Inc.
(617) 988-1628
dmandeville@bearingpoint.net

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